                                                              Exhibit 99.2
                                          For Further Information Contact
                                          Robert E. Phaneuf
For Immediate Release                     Vice President - Corporate Development
Wednesday, August 8, 2001                 (918) 592-0101

             VINTAGE PETROLEUM ANNOUNCES ACQUISITION IN ARGENTINA,
                 REVISION TO 2001 CAPITAL BUDGET AND TARGETS,
                AND PRELIMINARY 2002 CAPITAL BUDGET AND TARGETS

     Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced an acquisition of producing properties in the Cuyo basin of Argentina and additionally revised its 2001 operational and financial targets and established preliminary targets for 2002.

Argentina Acquisition - Continuing to Expand in Its Core Areas

     In accordance with its strategy of making complementary acquisitions in its core areas, Vintage has signed a definitive agreement with Shell C.A.P.S.A., a wholly-owned affiliate of Royal Dutch Shell. The agreement calls for Vintage to acquire Shell's 40 percent, non-operated, working interest in two producing blocks in the Cuyo basin of west central Argentina for $50.4 million, subject to customary closing adjustments. The effective date of the agreement is March 1, 2001, with an anticipated closing date at the end of August 2001, subject to regulatory approvals. The blocks, located in close proximity to Vintage's existing concessions acquired in the Cuyo basin last year, produce 3,000 net barrels daily of 29 degree API light, sweet oil. The oil is produced from multiple sandstone formations and sold to the operator, Repsol YPF S.A., under a long-term contract which yields a net price to Vintage of 85 percent of the prevailing NYMEX price of oil. Two recent 3-D seismic surveys cover approximately



                                    -More-

75 percent of the block and are anticipated to generate additional exploitation drilling, waterflood expansion and optimization opportunities in the future.

     "We remain committed to both expanding in our core areas and reducing our debt ratio. This acquisition builds on our initial entry into the Cuyo basin of Argentina and adds more 3-D seismic-driven exploitation opportunities to our inventory. To maintain our debt targets, we are offsetting the cost of the acquisition by reducing our 2001 capital budget $40 million to $238 million and increasing our target for non-strategic property sales by $15 million to $50 million," said S. Craig George, CEO.

Growth Targets for 2001 Revised

     Based upon the company's first half results, the change in outlook for the price of natural gas in the second half, the desire to offset the cost of acquired properties in Argentina with an increase in planned divestitures and a reduction to the non-acquisition capital budget, as well as changes to other expectations, Vintage is revising its operating and financial targets for 2001. The company has reduced its target production by 3.8 percent to 35.4 million BOE as a result of the reduction in the planned capital budget, production variances in the U.S., Canada and Argentina, and contracted property sales in the U.S. to date. Nevertheless, the revised target production of 35.4 million BOE represents a substantial increase of approximately 23 percent over the 2000 production level. Lease operating and general and administrative expenses are expected to rise somewhat on a BOE basis from previously targeted levels to $6.01 per BOE and $1.39 per BOE, respectively.

     Based on the year-to-date average NYMEX price for oil and the outlook for the remainder of 2001, Vintage has held constant the assumed average NYMEX oil price for the year at $26.50 per barrel. The assumed NYMEX gas price, however, has been reduced nearly 15 percent to $4.75 per

                                    - More-

MMBtu, reflecting the weakening in the price of gas forecasted for the second half. Given the revised expectations for the capital budget, production, assumed prices and costs enumerated in the accompanying table entitled "Vintage Petroleum, Inc. Revised Targets for 2001", as well as other expectations, Vintage has reduced its target for cash flow in 2001 to approximately $395 million. Despite the reduced target for cash flow, the company maintains its targeted year-end 2001 net debt-to-book capitalization ratio of the low-to-mid 50s percent.

     As a result of the recent amendment to the company's $625 million bank credit facility, Vintage's unused availability under the bank credit facility is currently about $235 million. The amendment included an increase in the borrowing base to $850 million, in part to reflect the addition of the Canadian properties acquired in the Genesis acquisition. While availability under the bank credit facility is limited to the $625 million facility size, the $225 million of borrowing base in excess of the $625 million bank credit facility provides additional liquidity should the company choose to incur additional indebtedness outside the bank credit facility.

Preliminary Targets Set for 2002

     For 2002, the company's preliminary non-acquisition capital budget has been set at $298 million, a level designed to continue strong, double-digit growth in the near-term while allowing ample investment for future growth. Based on the capital allocated in 2002, total production is targeted to grow 11 percent over the revised 2001 level to 39.3 million BOE. Approximately $234 million, or 78 percent, is allocated for lower-risk extensional drilling and exploitation activities with the remaining 22 percent, or $64 million, designated for higher-risk, impactive exploration. In addition, the non-acquisition budget is leveraged to natural gas with over 60 percent of the total intended for natural gas projects, principally in North America.


                                    -More-

     Approximately 42 percent of the budget, or $125 million, has been allocated for exploitation and exploration in Canada's core areas in Alberta and Saskatchewan. The new field exploration portion of the Canadian budget will be about $8 million, while $117 million will target predominantly extensional drilling and exploitation activities.

     Nearly 33 percent of the total capital budget, or $98 million, will be spent in South America with the largest portion, $77 million, allocated for exploitation in Argentina. Planned activity in Argentina calls for an increased level of drilling through the first half accompanying an increase in the number of rigs employed to four. In addition, waterflood projects, gas projects and seismic work on the El Huemul and Tres Picos acreage in the San Jorge basin are intended. Most of the remaining portion, or about $15 million, will be spent on four development wells in Ecuador to build deliverability in anticipation of the opening of the OCP pipeline in 2003.

     Approximately 18 percent of the budget, or $55 million, is targeted for the U.S. business unit, with nearly 60 percent dedicated to exploration in areas of existing production as well as new field exploration. The remaining 40 percent is allocated to exploitation.

     The final seven percent, or $20 million, of the 2002 capital spending plan has been allocated to frontier or potentially high-impact exploration ventures in Yemen, Trinidad and the Northwest Territories. Vintage's strategy calls for keeping an ongoing inventory of high-risk but potentially company-transforming projects in the budget on a continuing basis to support its aim of greater growth through the drill bit.

     Based on a preliminary 2002 non-acquisition capital budget of $298 million, the company has established a production target of 39.3 million BOE for the year, representing an 11 percent increase over the revised 2001 target of 35.4 million BOE. Based on the assumption that well service and lease power and fuel costs remain high in the U.S., LOE cost per BOE is currently forecast to rise in 2002.



                                    -More-

However, if the price of gas remains near current levels and well service and lease power and fuel costs moderate, then LOE per BOE could be at or below the targeted level for 2001 of $6.01 per BOE. The accompanying table entitled "Vintage Petroleum, Inc. Preliminary Targets for 2002", sets forth the company's targeted production and costs per BOE. Additionally, based on assumed NYMEX commodity price levels of $24.50 per barrel for oil and $3.50 per MMBtu for gas, as well as other expectations, the preliminary target for 2002 cash flow is $350 million.

Vintage to Webcast Conference Call

     The company's second-quarter 2001 conference call to review revisions to the 2001 capital budget and targets, and the 2002 capital budget and targets will be broadcast, on a listen-only basis, on the internet on Thursday, August 9 at 3 p.m. Central time. Interested parties may access the live webcast by visiting the Vintage Petroleum, Inc. website at www.vintagepetroleum.com, or at
                                                ------------------------
www.streetevents.com and selecting "Individual Investors". A replay of the call
--------------------
will be available for 7 days at www.vintagepetroleum.com and at
                                ------------------------
www.streetevents.com following the completion of the call. A telephone replay
--------------------
will be available until August 16 at (402) 530-9026.

     To listen to the internet broadcast, participants will need a multimedia computer with speakers and the RealPlayer plug-in installed. RealPlayer can be accessed at www.real.com. For best results, download and test the software
            ------------
prior to the call. Vintage Petroleum is unable to provide technical support for downloading the software.

Forward-Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address operating and financial targets, estimates



                                    -More-
of capital expenditures, future production, costs and cash flow, NYMEX reference prices, realized prices, exploration drilling, exploitation activities, acquisitions and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are
















                                    -More-
not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

     Vintage Petroleum is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.














                                -Table Follows-

                            VINTAGE PETROLEUM, INC.
                           REVISED TARGETS FOR 2001
================================================================================

                                                                        Revised
                                                                         2001
                                                                        Target
                                                                       ---------
Oil production (MMBbls):

           U.S.                                                           8.3
           Canada                                                         1.8
           Argentina                                                     10.8
           Other                                                          1.5
           Total                                                         22.4

Gas production (Bcf):

           U.S.                                                          33.8
           Canada                                                        25.1
           Argentina                                                     10.2
           Bolivia                                                        8.7
           Total                                                         77.8

Total MMBOE                                                              35.4

Net realized price as a percent
  of NYMEX - Total Company:
   (before impact of hedging)
           Oil                                                            83%
           Gas                                                            78%

DD&A per BOE (oil and gas only)                                         $4.62
LOE per BOE                                                             $6.01
G&A per BOE                                                             $1.39

Non-Acquisition Capital Spending Budget ($ in millions)                 $ 238

Cash Flow (before working capital changes) ($ in millions):
           2001 Assumed NYMEX - $26.50 oil and $4.75 gas                $ 395


NYMEX:
     Oil - Average of the daily settlement price for the near-month contract for light crude oil as quoted on the New York Mercantile Exchange.

     Gas - Average of the settlement price per MMBtu for the last 3 trading days for the applicable contract month for natural gas as quoted on the New York Mercantile Exchange.

Targets do not reflect any future acquisitions or dispositions.

See "Growth Targets for 2001 Revised" and "Forward-Looking Statements" elsewhere in the release.





                                -Table Follows-

                            VINTAGE PETROLEUM, INC.
                          PRELIMINARY TARGETS FOR 2002

================================================================================

                                                          Preliminary
Oil production (MMBbls):                                     2002
                                                           Target
                                                         -----------

           U.S.                                               6.8
           Canada                                             2.9
           Argentina                                         12.4
           Other                                              1.6
           Total                                             23.7

Gas production (Bcf):

           U.S.                                               28.1
           Canada                                             45.9
           Argentina                                          10.0
           Bolivia                                             9.9
           Total                                              93.9

Total MMBOE                                                   39.3

Net realized price as a percent
  of NYMEX - Total Company:
   (before impact of hedging)
           Oil                                                 84%
           Gas                                                 79%

DD&A per BOE (oil and gas only)                              $5.05
LOE per BOE                                                  $6.09
G&A per BOE                                                  $1.39

Non-Acquisition Capital Spending Budget ($ in millions)      $ 298

Cash Flow (before working capital changes) ($ in millions):
           2002 Assumed NYMEX -$24.50 oil and $3.50 gas      $ 350


NYMEX:
     Oil - Average of the daily settlement price for the near-month contract for light crude oil as quoted on the New York Mercantile Exchange.

     Gas - Average of the settlement price per MMBtu for the last 3 trading days for the applicable contract month for natural gas as quoted on the New York Mercantile Exchange.

Targets do not reflect any future acquisitions or dispositions.

See "Preliminary Targets Set for 2002" and "Forward-Looking Statements" elsewhere in the release.